                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


FOR MORE INFORMATION, PLEASE CONTACT:
PARADYNE NETWORKS, INC.                           ALCATEL - NORTH AMERICA
Jennifer Righi                                    Kevin Kohleriter
Press Relations                                   Media and Analyst Relations
727-530-2529                                      972-477-7611
jrighi@paradyne.com                               kevin.kohleriter@alcatel.com

                                                  ALCATEL - EUROPE AND ASIA
                                                  Mirella Kimpen
                                                  Media and Analyst Relations
                                                  +32 2 718 1840
                                                  mirella.kimpen@mie.alcatel.be


            ALCATEL'S SEMICONDUCTOR UNIT SIGNS LICENSE AGREEMENT FOR
                        PARADYNE'S REACHDSL TECHNOLOGY

          Companies Will Jointly Develop Next Generation ADSL Chipset


TAMPA BAY, FLORIDA AND BRUSSELS, BELGIUM -- JANUARY 29, 2002 -- Paradyne Networks, Inc. (NASDAQ: PDYN) and Alcatel (Paris: CGEP.PA and NYSE: ALA) today announced that Alcatel has licensed Paradyne's ReachDSL(TM) technology for its microelectronics unit, to jointly develop and produce a new generation of ADSL chipsets. Known as ADSL/R, this chipset will combine standard ADSL technology with Paradyne's patented ReachDSL technology. Complementary to ADSL, Paradyne's ReachDSL technology is utilized to overcome typical DSL deployment obstacles such as poor copper conditions, long or challenged loops, interference, and in-premises wiring problems.

As part of this agreement, Paradyne has granted to Alcatel for its microelectronics unit, a license to use its ReachDSL technology for production of both central office (CO) and customer premises equipment (CPE) chipsets. Additionally, both companies have committed resources to ensure the successful development of the Dual Mode ADSL/R chipsets.

This new complete ADSL solution will extend the capabilities of existing chipsets, allowing OEMs and service providers to dramatically expand their service offering, optimizing the business case for broadband access by generating more profitable revenue. The solutions' auto mode feature will reduce the operational expenses associated with broadband deployment. This feature enables the modem to automatically select the best operating mode between ADSL and ReachDSL, to offer the best guaranteed service to the end-user, avoid unnecessary truck rolls, and eliminate the need to inventory two types of modems.

"We are excited about the challenges this new chipset could solve for service providers around the globe," said Sean Belanger, president and CEO of Paradyne. "Deploying DSL with consistent levels of service is one of the greatest challenges we are seeing today. Many service providers are already complementing their ADSL service with ReachDSL to overcome deployment challenges and dramatically increase their coverage areas. Now, these dual mode chipsets will allow automatic selection of ADSL or ReachDSL to ensure the best service quality to the end users."

"More and more functionality is being integrated directly into DSL chipsets," said Matthew Davis, director of broadband access technologies for the Yankee Group. "Pushing out the footprint of DSL is an important focus for service providers, and being able to leverage existing platforms with a specially designed line card to extend their reach will allow for greater utilization of telco network assets."

Johan Danneels, president and CEO for Alcatel's microelectronics activities added: "Our customers are looking for ways to enhance their product offering to allow them to reach more people, at a lower cost, with better service. We feel that with our chipset and the added functionality of ReachDSL, this new product will offer exactly what our customers need to compete in the broadband market."

Alcatel designs and manufactures leading-edge System-on-Chip solutions for telecom equipment manufacturers, and integrated application-specific integrated circuits (ASICS) for customers in automotive and peripherals. Alcatel shipped
16.3 million ADSL chipsets in 2000, and according to market figures, is the number one supplier of ADSL chipsets worldwide. For more information on Alcatel's microelectronics solutions, please visit www.alcatel.com/microelectronics

ABOUT ALCATEL

Alcatel builds next generation networks, delivering integrated end-to-end voice and data networking solutions to established and new carriers, as well as enterprises and consumers worldwide. With 110,000 employees and sales of EURO 27 billion in 2000, Alcatel operates in more than 130 countries.

ABOUT PARADYNE

Paradyne is a leading developer of carrier-class, high-speed network access solutions. A recognized market leader in digital subscriber line (DSL) and service level management (SLM) solutions, Paradyne markets its award-winning Hotwire(R), ReachDSL and FrameSaver(R) Service Level Management systems to service providers and business customers. More than 20,100 Hotwire DSL Access Multiplexers (DSLAMs) have been deployed around the world. Paradyne has shipped over 296,000 ports of its unique ReachDSL solution, giving carriers the ability to deliver broadband over almost any copper lines, even those that are very long or severely impaired. Paradyne's SLM solutions have been deployed into mission-critical enterprise networks by the leading carriers, including AT&T, Bell Canada, Broadwing, Intermedia, SBC, Sprint, Verizon, and WorldCom.

Paradyne is headquartered in the Tampa Bay area. More information is available by calling 1-800-PARADYNE (U.S. and Canada), 1-727-530-8623 or visiting http://www.paradyne.com.

                                      ###

Information about Forward-Looking Statements:

This press release contains forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations and beliefs as well as on assumptions made by, and information currently available to, management. Among the factors that could cause actual future events to differ materially include: the uncertainty regarding whether Paradyne and Alcatel will ultimately be successful in their efforts to jointly develop and produce a new generation ADSL chipset in a timely manner or at all; the risk that any jointly developed products will not achieve marketplace acceptance, result in revenues for Paradyne or otherwise yield the desired financial benefit to Paradyne; the possibility that Paradyne's competitors may develop competing products that are superior in terms of quality, cost or both; and the inherent risks and uncertainties regarding a development relationship where the success of the relationship depends on the performance and cooperation of the other party. For a detailed discussion of other risk factors that could affect Paradyne's business, please refer to the risks identified in Paradyne's Current Report on Form 8-K, dated January 16, 2002, and in Paradyne's other filings with the Securities and Exchange Commission.

                                      ###

EDITOR'S NOTE: VISIT PARADYNE'S VIRTUAL PRESS ROOM AT WWW.PARADYNE.COM/NEWS_N_EVENTS/PRESS_ROOM FOR PRODUCT IMAGES AND/OR ADDITIONAL INFORMATION. PRODUCT AVAILABILITY AND PRICING SUBJECT TO CHANGE WITHOUT NOTIFICATION. HOTWIRE CONNECTED, REACHDSL, SMART ROOM, TRIPLEPLAY AND TRUEPUT ARE TRADEMARKS OF PARADYNE CORPORATION. ACCULINK, COMSPHERE, ETC, HOTWIRE, FRAMESAVER, NEXTEDGE, MVL, OPENLANE, PARADYNE, THE PARADYNE LOGO AND PERFORMANCE WIZARD ARE REGISTERED TRADEMARKS OF PARADYNE CORPORATION. ALL OTHER SERVICE MARKS AND TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.